Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Conduit Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457	(o)	(2)	(3)	(3)
	Equity	Preferred Stock	457	(o)	(2)	(3)	(3)
	Equity	Warrants	457	(o)	(2)	(3)	(3)
	Equity	Units	457	(o)	(2)	(3)	(3)
	Unallocated (Universal) Shelf	-	457	(o)			$100,000,000	$0.00015310	$15,310	(3)
Fees Previously Paid

	Total Offering Amounts						$100,000,000		$15,310	(3)
	Total Fees Previously Paid								$0
	Total Fee Offsets								$0
	Net Fee Due								$15,310

(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price.
(2)	There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants, and such indeterminate number of units as shall have an aggregate initial offering price not to exceed $100,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock. In addition, pursuant to Rule 416 under the Securities Act of, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate initial offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $100,000,000. The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to pursuant to Item 16(b) of Form S-3 under the Securities Act.